Charter Announces First Quarter 2026 Results

Stamford, Connecticut - April 24, 2026 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three months ended March 31, 2026.

•First quarter Spectrum MobileTM lines increased by 368,000 and by 1.8 million over the last twelve months. As of March 31, 2026, Charter served 12.1 million mobile lines.

•During the first quarter, Spectrum Internet® customers declined by 120,000. As of March 31, 2026, Charter served 29.6 million Internet customers.

•As of March 31, 2026, customer relationships totaled 31.7 million and connectivity customers totaled 30.5 million.

•First quarter revenue of $13.6 billion declined 1.0% year-over-year, primarily driven by lower residential video revenue. Residential connectivity revenue grew 0.9% year-over-year.

•Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter.

•First quarter Adjusted EBITDA1 of $5.6 billion declined 2.2% year-over-year and declined 1.8% excluding transition expenses.

•First quarter capital expenditures totaled $2.9 billion and included $812 million of line extensions.

•First quarter net cash flows from operating activities totaled $4.3 billion versus $4.2 billion in the prior year.

•First quarter free cash flow1 of $1.4 billion decreased from $1.6 billion in the prior year, primarily due to higher capital expenditures, partly offset by higher operating cash flow.

•During the first quarter, Charter purchased 4.3 million shares of Charter Class A common stock for $963 million.

“We remain confident about our ability to win in the marketplace and grow over the longer term. That confidence is founded on our advanced network, our core operating strategy of delivering great products at great prices and our focus on increasing customer satisfaction,” said Chris Winfrey, President and CEO of Charter. “As we continue to improve our products, pricing, packaging, and service, and complete our rural and network initiatives, we are poised for improving customer and free cash flow growth."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2026 (c)	March 31, 2025 (c)	Y/Y Change
Footprint
Estimated Passings (d)	58,661	57,167	2.6%
Customer Relationships (e)
Residential	29,452	29,914	(1.5)%
Small Business	2,231	2,246	(0.7)%
Total Customer Relationships	31,683	32,160	(1.5)%

Residential	(157)	(50)	(107)
Small Business	(6)	(4)	(2)
Total Customer Relationships Quarterly Net Additions	(163)	(54)	(109)

Total Customer Relationship Penetration of Estimated Passings (f)	54.0%	56.3%	(2.3) ppts

Monthly Residential Revenue per Residential Customer (g)	$118.44	$120.07	(1.4)%
Monthly Small Business Revenue per Small Business Customer (h)	$162.71	$161.31	0.9%
Residential Customer Relationships Penetration (i)
One Product Penetration	47.7%	48.9%	(1.2) ppts
Two Product Penetration	34.8%	33.4%	1.4 ppts
Three or More Product Penetration	17.5%	17.7%	(0.2) ppts
Connectivity (j)
Residential	28,446	28,758	(1.1)%
Small Business	2,074	2,080	(0.3)%
Total Connectivity Customers	30,520	30,838	(1.0)%

Residential	(117)	(5)	(112)
Small Business	(3)	(2)	(1)
Total Connectivity Quarterly Net Additions	(120)	(7)	(113)
Internet
Residential	27,524	27,979	(1.6)%
Small Business	2,036	2,045	(0.5)%
Total Internet Customers	29,560	30,024	(1.5)%

Residential	(117)	(55)	(62)
Small Business	(3)	(4)	1
Total Internet Quarterly Net Additions	(120)	(59)	(61)
Mobile Lines (k)
Residential	11,714	10,031	16.8%
Small Business	420	334	25.7%
Total Mobile Lines	12,134	10,365	17.1%

Residential	344	488	(144)
Small Business	24	19	5
Total Mobile Lines Quarterly Net Additions	368	507	(139)
Video (l)
Residential	12,021	12,160	(1.1)%
Small Business	524	551	(5.0)%
Total Video Customers	12,545	12,711	(1.3)%

Residential	(51)	(167)	116
Small Business	(9)	(14)	5
Total Video Quarterly Net Additions	(60)	(181)	121
Voice
Residential	4,665	5,372	(13.2)%
Small Business	1,207	1,234	(2.2)%
Total Voice Customers	5,872	6,606	(11.1)%
Mid-Market & Large Business (m)
Mid-Market & Large Business Primary Service Units ("PSUs")	360	344	4.5%
Mid-Market & Large Business Quarterly Net Additions	3	4	(1)
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

First quarter total Internet customers decreased by 120,000, compared to a decline of 59,000 during the first quarter of 2025. Spectrum Internet delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in several markets. Spectrum expects to complete its network evolution initiative in 2027. Spectrum Advanced WiFi provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy. In February, Spectrum launched its Invincible WiFiTM product, a tri-band advanced WiFi 7 router that integrates 5G cellular and battery backup to keep customers seamlessly and fully connected during a power outage or network disruption. In the first quarter, Spectrum launched its $1,000 savings guarantee; customers signing up to Spectrum Internet and switching two or more mobile lines from Verizon, AT&T or T-Mobile are now guaranteed $1,000 of savings in their first year, or Spectrum will cover the difference.

During the first quarter of 2026, Charter added 368,000 total mobile lines, compared to growth of 507,000 during the first quarter of 2025. Spectrum Mobile offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide customers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Total video customers decreased by 60,000 in the first quarter of 2026, compared to a decline of 181,000 in the first quarter of 2025, with the improvement driven by simplified pricing and packaging and benefits from the inclusion of programmers' streaming applications in Spectrum's expanded basic video packages. As of March 31, 2026, Charter had 12.5 million total video customers.

Spectrum TV Select video customers now receive up to approximately $120 per month (soon to be approximately $126 per month) of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Disney+, Hulu, ESPN Unlimited, HBO Max, Paramount+, Peacock, AMC+, ViX, Tennis Channel and Fox One, with Discovery+ launching soon. In October 2025, Spectrum unveiled the Spectrum App Store, an innovative digital marketplace where Spectrum TV customers can activate, manage and upgrade the streaming apps included with their video plans. The Spectrum App Store also allows Spectrum customers without a traditional TV package to purchase and manage streaming apps à la carte.

During the first quarter of 2026, total wireline voice customers declined by 174,000, compared to a decline of 278,000 in the first quarter of 2025. As of March 31, 2026, Charter had 5.9 million total wireline voice customers.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the first quarter of 2026, Charter activated 89,000 subsidized rural passings. Within Charter's subsidized rural footprint, total customer relationships increased by 41,000 in the first quarter of 2026.

1.Fastest Speeds claim based on Broadband Download Speed among the top 5 national providers in Opensignal USA: Fixed Broadband Experience Report – May 2025. Based on Opensignal independent analysis of mean download speed.
2.Fastest Wireless Speeds based on combined mean download speed results for 4G, 5G and Wi-Fi across converged users on the top 5 national providers in November 2025 report.

First Quarter Financial Results
(in millions)

	Three Months Ended March 31,
	2026	2025	% Change
Revenues:
Internet	$5,852	$5,930	(1.3)%
Mobile service	1,052	914	15.1%
Connectivity	6,904	6,844	0.9%
Video	3,252	3,580	(9.2)%
Voice	338	356	(5.0)%
Residential revenue	10,494	10,780	(2.7)%
Small business	1,090	1,088	0.2%
Mid-market & large business	749	734	2.1%
Commercial revenue	1,839	1,822	1.0%
Advertising sales	358	340	5.3%
Other	906	793	14.2%
Total Revenues	$13,597	$13,735	(1.0)%

Net income attributable to Charter shareholders	$1,163	$1,217	(4.4)%
Net income attributable to Charter shareholders margin	8.6%	8.9%

Adjusted EBITDA[1]	$5,637	$5,763	(2.2)%
Adjusted EBITDA margin	41.5%	42.0%

Capital expenditures	$2,855	$2,399	19.0%

Net cash flows from operating activities	$4,304	$4,236	1.6%
Free cash flow[1]	$1,372	$1,564	(12.3)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

First quarter revenue decreased by 1.0% year-over-year to $13.6 billion, driven by lower residential video revenue partly due to costs allocated to programmer streaming applications and netted within video revenue and lower residential Internet revenue, partly offset by an increase in residential mobile service revenue and higher mobile device revenue. Excluding advertising sales revenue and costs allocated to programmer streaming applications and netted within video revenue, first quarter total revenue grew by 0.1% year-over-year.

Residential revenue totaled $10.5 billion in the first quarter, a decrease of 2.7% year-over-year, driven by a year-over-year decline in residential customers of 1.5% and a decrease in monthly residential revenue per residential customer of 1.4%.

First quarter 2026 monthly residential revenue per residential customer totaled $118.44, a decrease of 1.4% compared to the prior year period. The decline was driven by a higher mix of lower priced video packages within Charter's video customer base, $218 million of costs allocated to programmer streaming applications and netted within video revenue versus $47 million in the prior year period and a decline in video customers during the last year, partly offset by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile. Excluding costs allocated to programmer streaming applications and netted within video revenue, monthly residential revenue per residential customer increased 0.3% compared to the prior year period.

Internet revenue declined 1.3% year-over-year to $5.9 billion, driven by a decline in Internet customers year-over year, partly offset by a favorable change in bundled revenue allocation year-over-year, promotional rate step-ups and rate adjustments.

First quarter mobile service revenue totaled $1.1 billion, an increase of 15.1% year-over-year, driven by mobile line growth and rate adjustments, partly offset by less favorable bundled revenue allocation year-over-year.

Video revenue totaled $3.3 billion in the first quarter, a decrease of 9.2% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base, $218 million of costs allocated to programmer streaming applications and netted within video revenue versus $47 million in the prior year period, more unfavorable bundled revenue allocation year-over-year and a decline in video customers during the last year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue decreased by 5.0% year-over-year to $338 million, driven by a decline in wireline voice customers, partly offset by voice rate adjustments.

Commercial revenue increased by 1.0% year-over-year to $1.8 billion, driven by mid-market and large business revenue growth of 2.1% year-over-year and an increase in small business revenue of 0.2%. Mid-market and large business revenue excluding wholesale increased by 2.8% year-over-year, mostly reflecting PSU growth. The year-over-year increase in first quarter 2026 small business revenue was driven by a 0.9% increase year-over-year in monthly small business revenue per small business customer, mostly offset by a decline in small business customer relationships year-over-year.
First quarter advertising sales revenue of $358 million increased by 5.3% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 3.4% year-over-year driven by lower linear advertising revenue, partly offset by higher streaming advertising revenue.

Other revenue totaled $906 million in the first quarter, an increase of 14.2% compared to the first quarter of 2025, primarily driven by higher mobile device sales.

Operating Costs and Expenses

First quarter total operating costs and expenses declined 0.2% year-over-year to $8.0 billion driven by lower programming costs, mostly offset by higher other costs of revenue.

First quarter programming costs decreased by $214 million, or 9.3% as compared to the first quarter of 2025, reflecting $218 million of costs allocated to programmer streaming applications and netted within video revenue versus $47 million in the prior year period, a higher mix of lower cost packages within Charter's video customer base and fewer video customers, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $181 million, or 11.4% year-over-year, primarily driven by higher mobile service direct costs, higher mobile device sales and higher advertising sales costs given higher political revenue.

Field and technology operations expenses decreased by $24 million, or 1.8% year-over-year, primarily driven by lower labor expense.

Customer operations expenses decreased by $6 million, or 0.8% year-over-year, primarily due to a decrease in bad debt expense.

Marketing and residential sales expenses decreased by $30 million or 3.2% year-over-year, due to lower marketing and labor expenses.

Transition expenses represent incremental costs incurred to prepare for the integration of the previously announced Cox transaction.

Other expenses increased by $57 million, or 5.3% as compared to the first quarter of 2025, primarily due to one-time benefits of $75 million in the prior year period.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter of 2026 and 2025, with lower Adjusted EBITDA and higher depreciation and amortization, partly offset by a decrease in other operating expenses due to a non-strategic asset impairment charge in the first quarter of 2025.

Net income per basic common share attributable to Charter shareholders totaled $9.27 in the first quarter of 2026 compared to $8.59 during the same period last year. The increase was primarily the result of a 11.4% decrease in basic weighted average common shares outstanding versus the prior year period, partly offset by the factors described above.

Adjusted EBITDA

First quarter Adjusted EBITDA of $5.6 billion declined by 2.2% year-over-year, reflecting a decline in revenue of 1.0%, partly offset by a decrease in operating costs and expenses of 0.2%. Excluding transition expenses, Adjusted EBITDA declined 1.8% year-over-year.

Capital Expenditures

Capital expenditures totaled $2.9 billion in the first quarter of 2026, an increase of $456 million compared to the first quarter of 2025 given timing of spend, with higher upgrade/rebuild (primarily network evolution) and CPE, partly offset by lower line extension spend.

Charter continues to expect full year 2026 capital expenditures, excluding impacts from the previously announced Cox transaction, to total approximately $11.4 billion. The actual amount of capital expenditures in 2026 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the first quarter of 2026, net cash flows from operating activities totaled $4.3 billion, an increase from $4.2 billion in the prior year. The year-over-year increase was primarily due to a less unfavorable change in working capital, partly offset by lower Adjusted EBITDA and higher cash paid for interest.

Free cash flow in the first quarter of 2026 totaled $1.4 billion, a decrease of $192 million compared to the first quarter of 2025. The year-over-year decrease in free cash flow was driven by higher capital expenditures, partly offset by a less unfavorable change in accrued expenses related to capital expenditures and higher net cash flows from operating activities.

Liquidity & Financing

As of March 31, 2026, total principal amount of debt was $94.3 billion and Charter's credit facilities provided approximately $4.6 billion of additional liquidity in excess of Charter's $517 million cash position.

In January 2026, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. jointly issued $1.75 billion aggregate principal amount of 7.000% senior notes due February 2033 at par and $1.25 billion aggregate principal amount of 7.375% senior notes due February 2036 at par. In February 2026, CCO Holdings and CCO Holdings Capital Corp. redeemed $750 million in aggregate principal amount of the outstanding 5.500% senior notes due 2026 and $2.25 billion in aggregate principal amount of the outstanding 5.125% senior notes due 2027.

Share Repurchases

During the three months ended March 31, 2026, Charter purchased 4.3 million shares of Charter Class A common stock for $963 million.

Webcast

Charter will host a webcast on Friday, April 24, 2026 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2026, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $366 million for both the three months ended March 31, 2026 and 2025.

About Charter
Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to nearly 59 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” "future," “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, mobile, video, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless and satellite broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to satisfy the conditions to consummate the Liberty Broadband Combination and/or the Cox Transactions and/or to consummate the Liberty Broadband Combination and/or the Cox Transactions in a timely manner or at all;
•the risks related to us being restricted in the operation of our business while the Liberty Broadband Merger Agreement and the Cox Communications Transaction Agreement are in effect;

•other risks related to the Liberty Broadband Combination as described in the definitive joint proxy statement/prospectus with respect to the Liberty Broadband Combination, filed by Charter on January 22, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein; and
•other risks related to the Cox Transactions as described in the definitive proxy statement with respect to the Cox Transactions, filed by Charter on July 2, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
	2026	2025	2026	2025
Net income attributable to Charter shareholders	$1,163	$1,217	$4,933	$5,194
Plus: Net income attributable to noncontrolling interest	200	192	787	788
Interest expense, net	1,256	1,241	5,057	5,154
Income tax expense	465	445	1,712	1,648
Depreciation and amortization	2,211	2,181	8,741	8,664
Stock compensation expense	203	222	654	659
Other, net	139	265	698	728
Adjusted EBITDA (a)	$5,637	$5,763	$22,582	$22,835

Net cash flows from operating activities	$4,304	$4,236	$16,145	$15,454
Less: Purchases of property, plant and equipment	(2,855)	(2,399)	(12,115)	(10,877)
Change in accrued expenses related to capital expenditures	(77)	(273)	782	886
Free cash flow (a)	$1,372	$1,564	$4,812	$5,463

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended March 31,
	2026	2025	% Change
REVENUES:
Internet	$5,852	$5,930	(1.3)%
Mobile service	1,052	914	15.1%
Connectivity	6,904	6,844	0.9%
Video	3,252	3,580	(9.2)%
Voice	338	356	(5.0)%
Residential revenue	10,494	10,780	(2.7)%
Small business	1,090	1,088	0.2%
Mid-market & large business	749	734	2.1%
Commercial revenue	1,839	1,822	1.0%
Advertising sales	358	340	5.3%
Other	906	793	14.2%
Total Revenues	13,597	13,735	(1.0)%

COSTS AND EXPENSES:
Programming	2,088	2,302	(9.3)%
Other costs of revenue	1,765	1,584	11.4%
Field and technology operations	1,258	1,282	(1.8)%
Customer operations	766	772	(0.8)%
Marketing and residential sales	919	949	(3.2)%
Transition expenses	24	—	n/a
Other expense (b)	1,140	1,083	5.3%
Total operating costs and expenses (b)	7,960	7,972	(0.2)%

Adjusted EBITDA (a)	$5,637	$5,763	(2.2)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
REVENUES	$13,597	$13,735

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,163	8,194
Depreciation and amortization	2,211	2,181
Other operating expenses, net	15	123
	10,389	10,498
Income from operations	3,208	3,237

OTHER INCOME (EXPENSES):
Interest expense, net	(1,256)	(1,241)
Other expenses, net	(124)	(142)
	(1,380)	(1,383)
Income before income taxes	1,828	1,854
Income tax expense	(465)	(445)
Consolidated net income	1,363	1,409
Less: Net income attributable to noncontrolling interests	(200)	(192)
Net income attributable to Charter shareholders	$1,163	$1,217

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$9.27	$8.59
Diluted	$9.17	$8.42
Weighted average common shares outstanding, basic	125,488,486	141,591,396
Weighted average common shares outstanding, diluted	126,849,271	144,574,684

Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31
	2026	2025
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$517	$477
Accounts receivable, net	3,510	3,680
Prepaid expenses and other current assets	933	987
Total current assets	4,960	5,144

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	47,198	46,444
Customer relationships, net	324	440
Franchises	67,471	67,471
Goodwill	29,710	29,710
Total investment in cable properties, net	144,703	144,065

OTHER NONCURRENT ASSETS	4,981	5,004

Total assets	$154,644	$154,213

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,375	$12,556
Current portion of long-term debt	—	750
Total current liabilities	12,375	13,306

LONG-TERM DEBT	94,414	94,006
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,596	1,447
DEFERRED INCOME TAXES	20,049	19,841
OTHER LONG-TERM LIABILITIES	5,140	5,094

SHAREHOLDERS' EQUITY:
Controlling interest	16,385	16,054
Noncontrolling interests	4,685	4,465
Total shareholders' equity	21,070	20,519

Total liabilities and shareholders' equity	$154,644	$154,213

Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,363	$1,409
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,211	2,181
Stock compensation expense	203	222
Noncash interest, net	6	8
Deferred income taxes	214	(27)
Other, net	126	233
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	5	(48)
Prepaid expenses and other assets	7	(235)
Accounts payable, accrued liabilities and other	169	493
Net cash flows from operating activities	4,304	4,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,855)	(2,399)
Change in accrued expenses related to capital expenditures	(77)	(273)
Other, net	(42)	(132)
Net cash flows from investing activities	(2,974)	(2,804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	7,216	1,393
Borrowings of equipment installment plan financing facility	148	121
Repayments of long-term debt	(7,499)	(1,609)
Payments for debt issuance costs	(30)	—
Purchase of treasury stock	(1,026)	(802)
Proceeds from exercise of stock options	2	17
Purchase of noncontrolling interest	—	(20)
Distributions to noncontrolling interest	(2)	(3)
Other, net	(115)	(169)
Net cash flows from financing activities	(1,306)	(1,072)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	24	360
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	598	506
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$622	$866

CASH PAID FOR INTEREST	$1,067	$995

As of March 31, 2026, December 31, 2025, March 31, 2025 and December 31, 2024, cash, cash equivalents and restricted cash includes $105 million, $121 million, $70 million and $47 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.

Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2026 (c)	December 31, 2025 (c)	March 31, 2025 (c)
Footprint
Estimated Passings (d)	58,661	58,399	57,167
Customer Relationships (e)
Residential	29,452	29,609	29,914
Small Business	2,231	2,237	2,246
Total Customer Relationships	31,683	31,846	32,160

Residential	(157)	(125)	(50)
Small Business	(6)	(2)	(4)
Total Customer Relationships Quarterly Net Additions	(163)	(127)	(54)

Total Customer Relationship Penetration of Estimated Passings (f)	54.0%	54.5%	56.3%

Monthly Residential Revenue per Residential Customer (g)	$118.44	$117.19	$120.07
Monthly Small Business Revenue per Small Business Customer (h)	$162.71	$159.85	$161.31
Residential Customer Relationships Penetration (i)
One Product Penetration	47.7%	48.0%	48.9%
Two Product Penetration	34.8%	34.5%	33.4%
Three or More Product Penetration	17.5%	17.5%	17.7%
Connectivity (j)
Residential	28,446	28,563	28,758
Small Business	2,074	2,077	2,080
Total Connectivity Customers	30,520	30,640	30,838

Residential	(117)	(95)	(5)
Small Business	(3)	—	(2)
Total Connectivity Quarterly Net Additions	(120)	(95)	(7)
Internet
Residential	27,524	27,641	27,979
Small Business	2,036	2,039	2,045
Total Internet Customers	29,560	29,680	30,024

Residential	(117)	(119)	(55)
Small Business	(3)	—	(4)
Total Internet Quarterly Net Additions	(120)	(119)	(59)
Mobile Lines (k)
Residential	11,714	11,370	10,031
Small Business	420	396	334
Total Mobile Lines	12,134	11,766	10,365

Residential	344	406	488
Small Business	24	22	19
Total Mobile Lines Quarterly Net Additions	368	428	507
Video (l)
Residential	12,021	12,072	12,160
Small Business	524	533	551
Total Video Customers	12,545	12,605	12,711

Residential	(51)	49	(167)
Small Business	(9)	(5)	(14)
Total Video Quarterly Net Additions	(60)	44	(181)
Voice
Residential	4,665	4,832	5,372
Small Business	1,207	1,214	1,234
Total Voice Customers	5,872	6,046	6,606
Mid-Market & Large Business (m)
Mid-Market & Large Business Primary Service Units ("PSUs")	360	357	344
Mid-Market & Large Business Quarterly Net Additions	3	3	4

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2026	2025
Customer premise equipment (n)	$668	$473
Scalable infrastructure (o)	310	293
Upgrade/rebuild (p)	675	395
Support capital (q)	390	360
Capital expenditures, excluding line extensions	2,043	1,521

Subsidized rural construction line extensions	426	467
Other line extensions	386	411
Total line extensions (r)	812	878
Total capital expenditures	$2,855	$2,399

Capital expenditures included in total related to:
Commercial services	$286	$273
Subsidized rural construction initiative (s)	$427	$468
Mobile	$60	$53

See footnotes on page 7.

Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at March 31, 2026, December 31, 2025 and March 31, 2025, customers included approximately 87,600, 82,300 and 92,200 customers, respectively, whose accounts were over 60 days past due, approximately 7,800, 9,700 and 10,700 customers, respectively, whose accounts were over 90 days past due and approximately 13,600, 13,600 and 17,000 customers, respectively, whose accounts were over 120 days past due.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small business and mid-market & large business sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, mobile, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude mid-market & large business customer relationships.
(f)Penetration represents residential and small business customers as a percentage of estimated passings.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.
(h)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships.
(j)Connectivity customers represent all customers receiving our Internet and/or mobile connectivity services.
(k)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(l)Video customers only include customers that purchase Spectrum traditional or streaming linear video packages and exclude customers that only purchase streaming applications.
(m)Mid-market & large business PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(n)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(o)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(p)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(q)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(r)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(s)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. First Quarter 2026 Earnings Release